Exhibit 10.14
UGI CORPORATION
SUMMARY OF DIRECTOR COMPENSATION

The table below shows the components of director compensation effective October 1, 2018. A director who is an officer or employee of the Registrant or its subsidiaries is not compensated for service on the Board of Directors or for service on any Committee of the Board.

	Cash Component	Equity Component (1)
Annual Retainer for Non-Employee Directors	$90,000	$155,000
Additional Annual Retainer for Independent Chairman	$120,000	$180,000
Additional Annual Retainer for Audit Committee Members (other than the Chairperson)	$12,500
Additional Annual Retainer for Audit Committee Chairperson	$25,000
Additional Annual Retainer for the Compensation and Management Development Committee Chairperson	$20,000
Additional Annual Retainer for the Corporate Governance Committee Chairperson	$15,000
Additional Annual Retainer for the Safety, Environmental and Regulatory Compliance committee Chairperson	$15,000

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(1) Approximately two-thirds of the Director equity grants will be awarded as Stock Units and approximately one-third as Stock Options. The Stock Units and Stock Options will be granted under the UGI Corporation 2013 Omnibus Incentive Compensation Plan in January 2019.